EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
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
                                               THREE MONTHS ENDED         SIX MONTHS ENDED
                                                      JUNE 30,               JUNE 30,
                                                 2001         2000        2001         2000
                                               -------------------------------------------------
Basic income per common share:
  Net Income                                   $  702,904   $  695,286   $1,277,256   $  969,306

  Weighted average common shares outstanding    2,800,975    2,708,990    2,774,243    2,714,539

  Basic income per common share                $     0.25   $     0.26   $     0.46   $     0.36

Dilutive income per common share:
  Net Income                                   $  702,904   $  695,286   $1,277,256   $  969,306

  Weighted average common shares outstanding    2,800,975    2,708,990    2,774,243    2,714,539
  Dilutive effect of stock options                 15,443       87,554       42,054       97,016
                                               -------------------------------------------------
  Total shares                                  2,816,418    2,796,544    2,816,297    2,811,555

  Dilutive income per common share             $     0.25   $     0.25   $     0.45   $     0.34
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